EXHIBIT 1

To the Holders of
Trust Investment Enhanced Return Securities
Corporate Bond-Backed Certificates, Series C 1998-6
   ZTF Class
   Amortizing Class - CUSIP 871928BM8


Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, as Trustee for the TIERS Corporate Bond-Backed Certificates, Series C 1998-6, hereby gives notice with respect to the Distribution occurring on August 1, 2000 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders of each class of Certificates on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount per $1,000 original face amount of certificates, is:


Class            Principal      Interest        Total Distribution

ZTF Class         $0.00          $0.00               $0.00
Amortizing Class  $81.50306      $20.62112           $102.12418


2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.00

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4.  50,000,000   aggregate  principal  amount  of  Chrysler   Corporation  7.40%
Debentures Due 2097 (the "Term Assets") held for the above trust. The Term Assets are currently rated A2 by Moody's Investors Service, Inc. and A by Standard and Poor's Ratings Group.

5. The Aggregate Certificate Principal Balance of each class of Certificates at the close of business on the Distribution Date is set forth below.

Class
ZTF Class       $50,000,000.00
Amortizing      $39,196,180.94


                      U.S. BANK TRUST NATIONAL ASSOCIATION